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                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                              THE HARVEY GROUP INC.

               Under Section 805 of the Business Corporation Law

     The undersigned, being Chairman of the Board and Secretary of The Harvey Group Inc. do hereby certify and set forth:

     1. The name of the Corporation is The Harvey Group Inc.

     2. The Certificate of Incorporation of The Harvey Group Inc. was filed in the Department of State on January 10, 1946. The name under which the Corporation was formed was Harvey Radio Company, Inc. A restated Certificate of Incorporation was filed in the Department of State on December 8, 1967.

     3. The Certificate of Incorporation of The Harvey Group Inc. is hereby amended to add new Article TENTH which reads as follows:

     "TENTH. No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of duty as a director, except for liability if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of this Article TENTH by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification."

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     4. This amendment to the Certificate of Incorporation of The Harvey Group
Inc. was authorized by a vote of the Board of Directors followed by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders of said corporation duly called and held on the 12th day of July, 1988, a quorum being present.

     IN WITNESS WHEREOF, we have signed this certificate on the 12th day of July, 1988 and we affirm the statements contained herein as true under penalties of perjury.




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                                       Harvey E. Sampson, Chairman of the Board


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                                       Dennis R. Wilson, Secretary